Exhibit 99.1

iPayment Announces the Hiring of Mark Monaco as Chief Financial Officer

NASHVILLE, Tenn.--(BUSINESS WIRE)--October 15, 2010--iPayment, Inc. (“iPayment”) today announced the hiring of Mark C. Monaco as Chief Financial Officer, effective today. Mr. Monaco brings more than 20 years of financial experience to iPayment, as well as direct experience in the payment industry. He succeeds Clay M. Whitson, iPayment’s previous CFO and Treasurer, who is leaving the company to pursue other interests and who is assisting in the transition of responsibilities.

Mr. Monaco most recently served as Head of Principal Investments at Brooklyn NY Holdings, LLC, the investment organization of the Alfred Lerner Family. From 1996 to 2006, Mr. Monaco was a Managing Director at Windward Capital Management, LLC, a middle market private equity firm focused on financial and business services investments. During his tenure at Windward, Mr. Monaco served as Chairman of Retriever Payment Systems, Inc., a merchant acquiring organization, from 2000 to 2004, when it was acquired by National Processing Company. Prior to joining Windward Capital, Mr. Monaco was at Credit Suisse First Boston, serving as the Director of Finance and Corporate Development after several years in the financial institutions group with the firm’s investment banking department. Mr. Monaco earned his MBA in finance from The University of Pennsylvania, The Wharton Graduate School of Business, and received his undergraduate degree from Harvard University.

Commenting on the announcement, Carl A. Grimstad, President of iPayment, said, “We welcome Mark to iPayment, and we are pleased to be adding a person of his talent and experience to our management team. We are confident of his ability to create additional value for our company, and we look forward to working closely with him. We also thank Clay Whitson for his many contributions to the success of iPayment during his eight years as CFO of the company. We wish him every success in his future endeavors.”

Information in this press release may contain “forward-looking statements” about iPayment, Inc. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company’s current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company’s indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company’s reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company’s competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K for 2009 and its Form 10-Q for the three and six months ended June 30, 2010. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

iPayment, Inc. is a provider of credit and debit card-based payment processing services to approximately 135,000 small merchants across the United States. iPayment’s payment processing services enable merchants to process both traditional card-present, or “swipe,” transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

CONTACT:
iPayment, Inc.
Afshin Yazdian, Executive Vice President and General Counsel
615-665-1858, Ext. 115